Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090503

Filed in the office of	Document Number
Barbara K. Cegavske	20180539922-51
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/14/2018 8:28 AM
	Entity Number C9603-1999

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

REE INTERNATIONAL, INC.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 1-5-15

AMENDED AND RESTATED

ARTICLES OF INCORPORAITON

OF

REE INTERNATIONAL, INC..

ARTI CLE I

The name of the corporation shall be REE International, Inc. (the “Corporation”).

ARTICLE II

The period o f its duration shall be perpetual.

ARTICLE III

The Corporation is organized of conducting any lawful business for which a corporation may be organized under the law of the State of Nevada.

ARTICLE IV

The aggregate number of shares that the Corporation will have authority to issue is Two Hundred One Million (201,000,000) shares with Two Hundred Million (200,000,000) be issued as Common Stock, with a par value of $0.0001 per share, and One Million (1,000,000) issued as Preferred stock, with par value $0.0001 per share. Shares of any stock class may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statues, to:

(i.) Designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class.

(ii.) Create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of any class of shares before the issuance of any shares of that series.

(iii.) Alter or revoke the powers, preferences limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

(iv.) Increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series: provided that, the number may not be decreased below the number of shares of the series then outstanding or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(v.) Determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, payment of dividends on shares of that class of shares or series of shares;

(vi.) Determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if, so, the terms of such voting;

(vii.) Determine whether or not these shares of that class of shares or series of shares will have conversion privileges and, if, so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determines;

(viii.) Determine whether or not these shares of that class of shares or series of shares will be redeemable and, if, so, the terms and conditions of such redemption, including the date or date upon or after which they were redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(ix.) Determine whether or not these shares of that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if, so, the terms and amount of such sinking fund;

(x.) determine the rights of the shares of that class of shares of series of shares in the event of voluntary liquidation, dissolution or dining up of the Corporation and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

(xi.) determine any other relative rights, preference and limitation of that class of shares or series of shares,

The allocation between the classes, or among the series or each class, or unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution shall be as designated by the Board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary of in the corporations bylaws or in any amendment hereto shall be vested in the common stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation and subject to any superior rights as so designated the Common stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws.

ARTICLE VI

The corporation shall indemnify any person against expenses, including without limitation attorney’s fees judgments, fines and amounts paid in settlement, actual and reasonably incurred by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving as the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise in all circumstance in which and to the extent that such indemnification is permitted and provided for the laws of the State of Nevada then in effect.

ARTICLE VII

To the fullest extent permitted b Chapter 78 of the Nevada Revised Statutes as the same exists of may hereafter be amended, and officer o director of the Corporation shall not be personally liable to the Corporation of its stockholders for monetary damages.

ARTICLE VIII

The Corporation expressly elects not to be governed by or be subject to the provision of section 78.378 through 78.3793 of the Nevada Revised Statutes of any similar or succor statutes adopted by any state which may be deemed to apply the corporation from time to time.

SIGNATURE

The undersigned hereby certifies on behalf of REE International, Inc., a corporation duly organized and existing under the laws of the State of Nevada, (the “Corporation”) that:

1.	The Undersigned is the President and Secretary, respectively of the Corporation.
2.	The foregoing Amended and Restated Articles of Incorporation have been duly approved by a majority vote of the Board of Directors.
3.	The foregoing Amended and Restated Article of Incorporation has been duly approved by the required vote of the shareholders in accordance with Nevada Corporations Code.

I further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct to our knowledge,

IN WITNESS WHEROF, the undersigned officers have signed this Amended and Restated Articles of Incorporation this 11th day of November, 2018

/s/ Eric Horton
By: Eric Horton
Title: Interim CEO

ARTICLE VII - FISCAL YEAR

The fiscal year of the Corporation shall be APRIL 30.

ARTICLE VIII - DIVIDENDS

From time to time the Board may declare, and the Corporation may pay dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its articles.

ARTICLE IX - lNDEMNlFICATION

The Corporation may indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by law, the articles or these Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by law, the articles or these Bylaws. The Corporation’s obligations of indemnification, if any, shall be conditioned on the Corporation receiving prompt notice of the claim and the opportunity to settle and defend the claim. The Corporation may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation.

ARTICLE X - REPEAL, ALTERATION OR AMENDMENT

These Bylaws may be repealed, altered, or amended, or substitute Bylaws may be adopted at any time by a majority of the Board at any regular or special meeting, or by the shareholders at a special meeting called for that purpose. Any amendment made by the shareholders shall be valid.

IN WITNESS WHEREOF, the undersigned, being the director of REE International, Inc., adopt the foregoing Bylaws, effective as of the first date above.

DIRECTORS:	/s/ Eric Horton
Eric Horton - DIRECTOR

CERTTFICATTON REE International, Inc., hereby certifies that the foregoing Bylaws were duly adopted by the Board of Directors.

/s/ Eric Horton
Eric Horton - CEO

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